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                                                                    EXHIBIT 99.2

                                                                        CONTACT:
 [LOGO]                                                           Ann Kaesermann
 MISSION                                             Vice President - Accounting
RESOURCES                                              & Investor Relations, CAO
                                                            investors@mrcorp.com
                                                                  (713) 495-3100

                                                                    NEWS RELEASE
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                  MISSION RESOURCES REFINANCES CREDIT FACILITY

HOUSTON, APRIL 8, 2004 - MISSION RESOURCES CORPORATION (NASDAQ: MSSN) announced today that it has entered into a new senior secured revolving credit facility with a syndicate of lenders led by Wells Fargo Bank, N.A., and has also entered into a new second lien term loan with a group of lenders arranged by Guggenheim Corporate Funding, LLC. Petrie Parkman & Co., Inc. and Durham Capital Corporation acted as advisors in connection with these credit arrangements.

The new senior secured revolving credit facility, which includes a $3 million subfacility for standby letters of credit, has an initial borrowing base of $50 million, of which $30 million is available for general corporate purposes and $20 million is available for the acquisition of oil and gas properties approved by the lenders. Mission has drawn $21.5 million under the revolving credit facility and has borrowed the $25 million term loan, which amounts, together with a portion of the net proceeds from Mission's concurrently completed senior notes offering, have been used to completely discharge all of Mission's outstanding indebtedness under its prior credit facility.

"I am pleased that our recent financing activities have substantially recapitalized our balance sheet," said Mission Chairman, President and Chief Executive Officer, Robert L. Cavnar. "Since December 2002, we have reduced our total debt by approximately $50 million and our annualized interest expense by over $9 million. These recent transactions lower our weighted average cost of debt from approximately 11.9% to approximately 8.6% and increase our weighted average maturities from 2.0 years to 6.1 years. We are now well positioned to continue to focus on our other key objectives:

      o     Reduce debt to book capitalization

      o     Increase production mix to 70% natural gas

      o     Drive down net operating expense

      o     Find and develop natural gas and oil reserves at competitive costs

We have made substantial progress towards all these goals, and will provide operational updates in the coming weeks."

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.


  Mission Resources Corporation   1331 Lamar, Suite 1455   Houston, Texas 77010

                                 www.mrcorp.com